                               CREDIT AGREEMENT

                  THIS CREDIT AGREEMENT is made this 19th day of December, 1995 by and between Block Financial Corporation, a Delaware corporation ("Lender"), and National Consumer Services Corp., L.L.C., a Georgia limited liability company ("Borrower").

                                  Recitals:

                  Borrower has requested Lender to extend credit to Borrower to enable it to borrow, repay and reborrow hereunder amounts initially not exceeding Twenty Million Dollars ($20,000,000) in aggregate principal at any time outstanding, and Lender is willing to extend such credit upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                    ARTICLE 1 -- DEFINITIONS; CONSTRUCTION

                  1.1. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

         "Adjusted LIBOR Rate" shall have the meaning set forth in Section 2.4.

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries (including but not limited to all directors and executive officers of such Person) controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of the preceding sentence, "control" means (i) with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such corporation, whether through the ownership of voting securities, by contract or otherwise, and (ii) with respect to a Person that is not corporation, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliate Transaction" shall have the meaning set forth in
Section 6.4.

         "Agreement" shall mean this Credit Agreement, as it may be amended, modified or supplemented from time to time.

         "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Missouri or other day on which Lender is normally closed for business in Kansas City, Missouri.


         "Capitalized Lease" shall mean at any time any lease that is, or is required under GAAP to be, capitalized on the balance sheet of Borrower at such time.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

         "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

         "Closing Date" shall have the meaning set forth in Section 4.1.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Commitment Fee" shall have the meaning set forth in Section 2.2.

         "Committed Amount"  shall have the meaning set forth in Section 2.1(a).

         "Control Group Member" shall mean each trade or business (whether or not incorporated) that together with Borrower is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

         "Debt-to-Equity Ratio" shall mean, with respect to a particular day, the ratio of (A) the sum of (i) the Committed Amount as of such day and (ii) the principal amount outstanding as of such day of all Indebtedness of Borrower other than pursuant to this Agreement, to (B) the owners' equity of Borrower as of such day.

         "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

         "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

         "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

         "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens'

group, or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

         "Environmental Cleanup Site" shall mean any location that is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or that is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

         "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including, but not limited to, any "hazardous substance" as defined in CERCLA or any similar state law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

         "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "Event of Default" shall have the meaning set forth in Section 7.1.

         "Exception Loan" shall mean a Mortgage Loan that, or with respect to which, (i) meets the criteria set forth in clauses (b) through (i) of the definition of "Qualified Mortgage Loan," (ii) complies substantially with the underwriting criteria set forth in Schedule 6.11 and (iii) variances from the underwriting criteria set forth in Section 6.11 are approved in writing by a senior executive of Borrower prior to the origination of such Mortgage Loan.

         "Exception Sale Loan" shall mean an Exception Loan that, as of the date in question, Lender has agreed to purchase from Borrower pursuant to the Loan Purchase Agreement.

         "Governmental Action" shall have the meaning set forth in Section 3.4.

         "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator.

         "H&R Block Franchisee" means (i) any Person authorized by a franchise agreement with H&R Block, Inc. or any of its Subsidiaries to operate an office that operates under the "H&R Block" name and is open to the public for the preparation of tax returns, and (ii) any Person authorized by a franchise agreement (or subfranchise agreement) with a Person referred to in subclause (i) of this sentence to operate an office that operates under the "H&R Block" name and is open to the public for the preparation of tax returns.

         "Indebtedness" of a Person shall mean:

                  (a) All obligations on account of money borrowed by, or credit extended to or on behalf of, or for on account of deposits with or advances to, such Person;

                  (b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

                  (c) All obligations of such Person for the deferred purchase price of property or services;

                  (d) All obligations secured by a Lien on property owned by such Person (whether or not assumed), and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Leases to repossession or sale of such property);

                  (e) The face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon;

                  (f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

                  (g) All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; and

                  (h) All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

         "Indemnified Parties" shall mean Lender and its Affiliates (other than Borrower, in the event Borrower is an Affiliate of Lender), and the directors, officers and employees of each of the foregoing.

         "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

         "LIBOR Rate" shall have the meaning set forth in Section 2.4.

         "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other encumbrance or security arrangement of any nature whatsoever or any agreement to give any of the foregoing, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

         "Loan" shall mean any loan made by Lender to Borrower under this Agreement, and "Loans" shall mean all Loans made by Lender under this Agreement.

         "Loan Commitment" shall have the meaning set forth in Section 2.1(a).

         "Loan Documents" shall mean this Agreement, the Note, the Security Agreement, and all other agreements and instruments executed and delivered in connection herewith or therewith or extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter; provided that the term "Loan Documents" shall not include the Other Transaction Documents.

         "Loan Purchase Agreement" shall have the meaning set forth in
Section 4.1(d).

         "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Borrower, (b) a material adverse effect on the ability of Borrower to perform or comply with any of the terms and conditions of any Loan Document or any of the Other Transaction Documents, or (c) any adverse effect on the legality, validity, binding effect, enforceability of admissibility into evidence of any Loan Document or any of the Other Transaction Documents, or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document or Other Transaction Document.


         "Maturity Date" shall mean December 31, 1998.

         "Member" means any person that is admitted to Borrower pursuant to the provisions of the Operating Agreement.

         "Mortgage" shall mean the mortgage, deed of trust or other instrument creating a lien on an estate in fee simple interest in real property (including the improvements thereof) securing a Mortgage Loan.

         "Mortgage Documents" shall mean any and all documents required to be executed by the obligor(s) under a Mortgage Loan in connection with such Mortgage Loan.

         "Mortgage Loan" shall mean a loan extended to a natural person or persons, which loan is secured by a mortgage, deed of trust, or equivalent consensual security interest in such person's or persons' ownership interest in real property and a one- to four-family residential structure attached to such real property.

         "Mortgage Note" shall mean the note or other evidence of indebtedness evidencing the indebtedness of the obligor(s) under a Mortgage Loan.

         "Multiemployer Plan" shall mean any employee benefit plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which Borrower or any Controlled Group Member has or had an obligation to contribute.

         "Note" shall mean the promissory note of Borrower executed and delivered under Section 2.1(c), and any promissory note or notes issued in substitution therefor in connection with any extensions, renewals, refinancings or refundings thereof in whole or in part.

         "Notice" shall have the meaning set forth in Section 8.5.

         "Obligations" shall mean all indebtedness, obligations and liabilities of Borrower to Lender from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals, refinancings thereof, whether or not such Loans were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of Lender to lend. Obligations shall remain Obligations notwithstanding any assignment or transfer by Lender or any subsequent assignment or transfer of any of the rights of Lender under this Agreement or any other Loan Document or any interest therein.

         "Office," when used in connection with Lender, shall mean its office located at 4435 Main Street, Suite 500, Kansas City, Missouri 64111, or at such other office or offices of Lender or any Subsidiary or Affiliate thereof as may be designated in writing from time to time by Lender to Borrower.

         "Operating Agreement" shall mean that certain Operating Agreement for Borrower dated as of September 15, 1995, as amended from time to time.

         "Other Transaction Documents" shall mean the documents contemplated by Sections 4.1(c) and (d).

         "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of such corporation.

         "Pension-Related Event" shall mean any of the following events or conditions:

                  (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan that would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                  (b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                  (c) Any Reportable Event occurs with respect to a Plan;

                  (d) Any action occurs or is taken that could result in Borrower becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or Borrower or any Controlled Group Member receives form any Person a notice or demand for payment on account of any such alleged or asserted liability;

                  (e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or Borrower or any Controlled Group Member receives a notice of deficiency form the Internal Revenue Service with respect to any alleged or asserted such failure or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan; or

                  (f) the liability (contingent or otherwise) of Borrower for or in connection with any Postretirement Benefits as of any day, whether such liability is funded or unfunded, at any time exceeds ten percent (10%) of the owners' equity of Borrower as of such day.

         "Permitted Distribution" shall mean a dividend or distribution made by Borrower to any one or more of its Members on account of any equity or ownership interest in Borrower, which, at the time of and after giving effect to such dividend or distribution, the following conditions have been satisfied:

                  (a) no Event of Default or Potential Default shall have occurred and be continuing or would occur as a consequence thereof and each of the representations and warranties of Borrower set forth in
         Article 3 is true on and as of the date of such dividend or distribution both before and after giving effect thereto; and

                  (b) the Debt-to-Equity Ratio of Borrower is not less than 7 to 1; and

                  (c)  the owners' equity of Borrower is not less than $500,000;

         "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, limited liability company, trust, Governmental Authority or other entity.

         "Plan" means any employee pension benefit plan within the meaning of
Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which Borrower or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of Borrower or any Controlled Group Member.

         "Potential Default" shall mean any event or condition that with notice, passage of time or a determination by Lender would constitute an Event of Default.

         "Postretirement Benefits" shall mean any benefits, other than retirement income, provided by Borrower to retired employees, or to their spouses, dependents or beneficiaries, including (without limitation) group medical insurance or benefits, or group life insurance or death benefits.

         "Qualified Insurer" shall mean an insurance company or security or bonding company qualified to write the insurance policy in the relevant jurisdiction that, in the case of a fire, hazard or flood insurance policy, shall have a rating of "A" or better from A.M. Best.


         "Qualified Mortgage Loan" shall mean a Mortgage Loan that, or with respect to which:

                  (a) complies with the underwriting criteria set forth in
         Schedule 6.11;

                  (b) in all material respects complies with, and was originated and made in compliance with, all applicable Laws, including (without limitation) the federal Truth-in-Lending Act (15 U.S.C. (Section) (Section) 1601 et seq.), the federal Real Estate Settlement Procedures Act (12 U.S.C. (Section)(Section) 2601 et seq.) and all applicable usury, consumer finance, small loan, equal credit opportunity, flood insurance and disclosure laws;

                  (c) the Mortgage, Mortgage Note and other Mortgage Documents pertaining to such Mortgage Loan have been duly executed and delivered by the applicable obligor(s) and every required mortgagor, grantor and trustor;

                  (d) Borrower has received a written opinion from legal counsel to the effect that the form of the Mortgage and Mortgage Note pertaining to such Mortgage Loan is sufficient to constitute legal, valid and binding obligations, enforceable against the obligor(s) thereunder in accordance with the respective terms thereof, subject to bankruptcy, insolvency and other laws relating to the enforcement of creditors' rights in general and to general principles of equity;

                  (e) the Mortgage, Mortgage Note and other Mortgage Documents contain customary and enforceable provisions (subject to bankruptcy, insolvency and other laws relating to the enforcement of creditors' rights in general and to general principles of equity) such as render the rights and remedies of the holder thereof adequate for the realization against the Underlying Property of the benefits of the security, including foreclosure;

                  (f) the Mortgage has been duly and timely filed and recorded in the proper official records and creates a valid lien, with the priority purported to be created thereby, on the Underlying Property;

                  (g) the Underlying Property is covered by an ALTA Loan Policy of Title Insurance issued by a financially sound and reputable title insurance company, which policy is assignable and insures that the applicable Mortgage is a valid first lien (or second lien in the case of second mortgages) on such Underlying Property, subject only to standard exceptions stated therein;

                  (h) the Underlying Property is covered by fire and hazard insurance policy issued by a Qualified Insurer with extended coverage containing a mortgagee's loss payable clause and suitable provisions for payment of mortgages in order of priority in an amount not less than the least of (i) the outstanding principal balance of the Mortgage Loan and the related senior mortgage, if any, (ii) the full insurable value of the Underlying Property and (iii) the minimum amount required to compensate for damage or loss on a replacement cost basis; and

                  (i) any Underlying Property located in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazard is covered by a flood insurance policy issued by a Qualified Insurer containing a mortgagee's loss payable clause and suitable provisions for payment of mortgages in order of priority in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan and the related senior mortgage, if any, (ii) the full insurable value of the Underlying Property and (iii) the minimum amount of insurance available under the National Flood Insurance Act of 1968, as amended.

         "Regular Payment Date" shall mean the fifth Business Day of each calendar month after the date hereof.

         "Related Litigation" shall have the meaning set forth in Section 8.12(b)(i).

         "Reportable Event" means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA that causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

         "Security Agreement" shall have the meaning set forth in Section
4.1(b).

         "Solvent" means, with respect to any Person at any time, that as such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts or liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or a transaction (other than the underwriting, origination, processing, purchase, sale and/or securitization of mortgage loans secured by residential real estate and the making of warehousing lines of credit and other credit facilities to enable others to originate such loans) for which such Person's property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition that could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including, but not limited to, the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

         "Standard Notice" shall mean an irrevocable notice provided to Lender on a Business Day that is at least one Business Day in advance. Standard Notice must be provided no later than 10:00 a.m., Kansas City time, on the last day permitted for such notice.

         "Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency that does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and/or any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

         "Taxes" shall have the meaning set forth in Section 2.8.

         "Underlying Property" shall mean the real property, including the improvements thereon, upon which a Mortgage creates a lien securing a Mortgage Loan.

                  1.2. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the plural; and "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by Lender include good faith estimates by Lender (in the case of quantitative determinations) and good faith beliefs by Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

                  1.3. Accounting Principles.

                  (a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

                  (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP; and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                  (c) If and to the extent that the financial statements generally prepared by Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by Borrower and one set based on GAAP. To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each set of financial statements shall be accompanied by such opinion.

                            ARTICLE 2 -- THE LOANS

                  2.1. The Loans.

                  (a) Loan Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees (such agreement being herein called the "Loan Commitment") to make Loans to Borrower at any time or from time to time on or after the Closing Date to, but not including, the Maturity Date in an aggregate amount not exceeding at any one time outstanding the lessor of (i) Lender's Committed Amount and (ii) the maximum aggregate outstanding principal balance of Loans permitted under
Section 6.12 at such time. Lender's "Committed Amount" at any time shall be equal to $20,000,000, as such amount may be increased under Section 2.2 at such time.

                  (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.1, and subject to the other provisions of this Agreement, Borrower may borrow, repay and reborrow Loans hereunder.

                  (c) Note. The obligation of Borrower to repay the unpaid principal amount of the Loans and to pay interest thereon shall be evidenced in part by a promissory note of Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of Lender in a face amount equal to the Committed Amount of Lender.


                  (d) Maturity. To the extent not due and payable earlier, the Loans shall be due and payable on the Maturity Date.

                  2.2. Commitment Fee; Increase in the Committed Amount.

                  (a) Commitment Fee. Borrower agrees to pay to Lender a commitment fee (the "Commitment Fee") for each day from and including the Closing Date to but not including the Maturity Date equal to 0.25% per annum on the amount (not less than zero) equal to the unborrowed portion of the Committed Amount on such day. Such Commitment Fee shall be due and payable for the preceding calendar month for which such fee has not been paid on (i) each Regular Payment Date and (ii) the Maturity Date.

                  (b) Optional Increase of the Committed Amount. Borrower may increase the Committed Amount of Lender to (i) $50,000,000 at any time during the 3-month period commencing 9 months from and after the date of this Agreement and (ii) $100,000,000 at any time during the 3-month period commencing 21 months from and after the date of this Agreement. Increases in the Committed Amount shall be made by providing not less than 60 days notice (which notice shall be irrevocable) to such effect to Lender, which notice shall specify the date during the applicable three-month period on which such increase shall take effect. After the date specified in such notice the Commitment Fee shall be calculated upon the Committed Amount as so increased. Upon the increase of the Committed Amount pursuant to this Section 2.2(b), Borrower shall execute and deliver a new Note reflecting such increased Committed Amount and upon delivery of such Note Lender shall cancel and deliver to Borrower the Note reflecting the prior Committed Amount.

                  2.3. Making of Loans. Whenever Borrower desires that Lender make a Loan, Borrower shall provide Standard Notice to Lender setting forth the following information:

                  (a) The date, which shall be a Business Day, on which such proposed Loan is to be made;

                  (b) A list of Qualified Mortgage Loans and Exception Loans to be funded by such proposed Loan; and

                  (c) The principal amount of such proposed Loan, which amount shall not exceed the sum of (i) the aggregate outstanding principal amount of all Qualified Mortgage Loans set forth in the list referred to in the immediately foregoing subclause (b) and (ii) 95% of the aggregate outstanding principal amount of all Exception Loans set forth in the list referred to in the immediately foregoing subclause (b).

Standard Notice having been so provided, unless any applicable condition specified in Article 4 has not been satisfied, on the date specified in such Standard Notice Lender shall make the proceeds of the Loan available to Borrower at Lender's Office by federal wire transfer of funds immediately available at such domestic account designated by Borrower in such Standard Notice, no later than 12:00 Noon, Kansas City time, in funds immediately available at such office.

                  2.4. Interest Rate. The unpaid principal amount of the Loans shall bear interest for each day until due at a fluctuating rate per annum (the "Adjusted LIBOR Rate") equal to two percent (2%) per annum above the London interbank offered rate for one month United States dollar deposits as published in the Wall Street Journal (the "LIBOR Rate"). Any change in the Adjusted LIBOR Rate derived from a change in the LIBOR Rate shall take effect on the day on which the change in the LIBOR Rate occurred. Interest on the unpaid principal amount of the Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

                  2.5. Loan Principal Repayments. (a) On the Maturity Date, Borrower shall pay to Lender the entire outstanding principal balance of the Loans together with all accrued and unpaid interest thereon, and all fees and charges payable, if any, in connection therewith. Borrower shall have the right at its option from time to time to prepay the Loans in whole or in part without premium or penalty.

                  (b) If at any time the aggregate outstanding principal balance of Loans hereunder exceeds the amount permitted by Section 6.12, Borrower shall, on the date such excess occurs, prepay such amount of the Loans so as to eliminate such excess.

                  2.6. Interest Payment Dates. Interest on the Loans shall be due and payable (i) for each calendar month on the Regular Payment Date next following such calendar month and (ii) on the Maturity Date. After maturity of the Loans (by acceleration or otherwise), interest on the Loans shall be due and payable on demand.

                  2.7. Payments Generally; Interest on Overdue Amounts.

                  (a) Payments Generally. All payments and prepayments to be made by Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from Borrower hereunder or under any other Loan Document shall be payable in Dollars by 12:00 o'clock noon, Kansas City time, on or before the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction, reduction or diminution of any kind or nature. Such payments shall be made to Lender at its Office in Dollars in funds immediately available at such Office. Any payment or prepayment received by Lender after 12:00 o'clock noon, Kansas City time, on any day shall be deemed to have been received on the next succeeding Business Day.

                  (b) Interest on Overdue Amounts. To the extent permitted by

Law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from Borrower hereunder or any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) that for each day shall be equal to 2% above the then-current Adjusted LIBOR Rate. To the extent permitted by Law, interest accrued on any amount that has become due hereunder or under any Loan Document shall compound on a day-to-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                  2.8. Taxes.

                  (a) Payments Net of Taxes. All payments made by Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withhold or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding franchise taxes or taxes imposed on or measured by the net income of Lender (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter referred to as "Taxes"). If any Taxes or withholdings with respect to Taxes are required to be withheld or deducted from any amounts payable to Lender under this Agreement or any other Loan Document, Borrower shall pay the relevant amount of such Taxes or withholdings and the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Taxes) interest on any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof.

                  (b) Indemnity. Borrower hereby indemnifies Lender for the full amount of all Taxes attributable to payments by or on behalf of Borrower hereunder or under any of the other Loan Documents, any Taxes paid by Lender, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within 15 days from the date Lender makes written demand therefor. Lender must notify Borrower promptly in writing of the event giving rise to such indemnification and give

Borrower sole control of the defense and all negotiations for its settlement and compromise.

                  2.9. Usury. In no event shall the total of all amounts payable hereunder, whether interest or of other charges that may or might be characterized as interest, exceed the maximum rate or amount permitted to be charged under applicable Law. If Lender receives any payment that is or would be in excess of the interest or other charge permitted to be charged under applicable Law, the portion of the payment that is in excess of the permissible amount shall have been, and shall be deemed to have been, a payment in reduction in principal of the Loans or, if such portion exceeds the aggregate unpaid principal amount of the Loans, the excess shall be refunded to Borrower.

                 ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES

                  Borrower hereby represents and warrants to Lender as follows:

                  3.1. Organizational Status. Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, (ii) has the requisite power and authority to own its property and to transact the business in which it is engaged, and (iii) is duly qualified or licensed to do business in good standing under the laws of each jurisdiction where its ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary or advisable, except where the failure to be so licensed or qualified, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.2. Power and Authorization. Borrower has the requisite power and authority to execute, deliver, perform, and take all actions contemplated by, the Loan Documents and Other Transaction Documents and all such actions have been duly and validly authorized by all necessary proceedings on its part. Without limitation of the foregoing, Borrower has the requisite power and authority to borrow pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary action to authorize such borrowings.

                  3.3. Execution and Binding Effect. This Agreement and each of the other Loan Documents and the Other Transaction Documents has been duly and validly executed and delivered by Borrower. This Agreement and each other Loan Document and Other Transaction Document when executed and delivered by Borrower will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

                  3.4. Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary in connection with the execution and delivery of any Loan Document or Other Transaction Document by Borrower, consummation by Borrower of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by Borrower (other than such filings as are necessary to perfect a security interest), or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  3.5. Absence of Conflicts. Neither the execution and delivery of any Loan Document or Other Transaction Document by Borrower, nor consummation by Borrower of the transactions herein or therein contemplated, nor performance or compliance with the terms and conditions hereof or thereof by Borrower, does or will

                  (a) violate or conflict with any Law, or

                  (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any property of Borrower (except for any Lien in favor or Lender securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of Borrower under or in connection with,

                           (i) the Articles of Organization or Operating
                  Agreement (or other constituent documents) of Borrower,

                           (ii) any agreement or instrument creating evidencing,
                  securing or guaranteeing any Indebtedness to which Borrower is a party or by which Borrower or its properties (now owned or hereafter acquired) may be subject or bound, or

                           (iii) any other agreement or instrument or
                  arrangement to which Borrower is a party or by which Borrower or any of its property or assets may be subject or bound, except, in the case of this clause (b)(iii), for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.6. Accurate and Complete Disclosure. All information heretofore, contemporaneously or hereafter provided (orally or in writing) by or on behalf of Borrower to Lender pursuant to in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by Lender) and does not or will not (as the case may
be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. Borrower has disclosed to Lender in writing every fact or circumstance known to Borrower that has, or which could have, a Material Adverse Effect.

                  3.7. Solvency. On and as of the Closing Date, and on the date of each Loan and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, Borrower is and will be Solvent.

                  3.8. Partnerships, Subsidiaries, Etc. Borrower is neither a partner (general or limited) of any partnership nor a party to any joint venture agreement. Borrower does not own (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

                  3.9. Litigation. There is no pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting Borrower, except for matters that, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.10. Absence of Events of Default. No event has occurred and is continuing and no condition exists that constitutes an Event of Default or Potential Default.

                  3.11. Absence of Other Conflicts. Borrower is not in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                  (a) any Law,

                  (b) its Articles of Organization or Operating Agreement (or other constituent documents), or

                  (c) any agreement or instrument or arrangement to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound,

except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.12. Insurance. Borrower maintains with financially sound and reputable insurers insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations or limited liability companies engaged in the same or a similar business or having similar properties similarly situated.


                  3.13. Title to Property; Liens. Borrower has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent balance sheet submitted pursuant to Section 5.1(a) (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet and except for such defects in title that, individually or in the aggregate, could not have a Material Adverse Effect). None of the properties and assets of Borrower are subject to any Liens, except for Liens that are permitted pursuant to Section 6.2.

                  3.14. Intellectual Property. Borrower owns, or is licensed or otherwise has the right to use, all of the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                  3.15. Taxes. All tax and information returns required to be filed by or on behalf of Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon Borrower or upon its properties, income, sales or franchises that are due and payable have been paid, other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of Borrower.

                  3.16. Employee Benefits. Borrower has no liability (contingent or otherwise) for or in connection with, and none of its properties is subject to a Lien in connection with, any Pension-Related Event.

                  3.17. Environmental Matters.

                  (a) Borrower and each of its Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such full compliance in the future.

                  (b) Borrower and each of its Environmental Affiliates have all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for matters that, individually or in the aggregate, would not have a Material Adverse Effect.


                  (c) There is no Environmental Claim pending or threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by Borrower or any of its Environmental Affiliates) that could form the basis of any Environmental Claim against Borrower or any of its Environmental Affiliates, except for matters that, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                  (d) No facility or property now or previously owned, operated or leased by Borrower or any of its Environmental Affiliates is an Environmental Cleanup Site. Neither Borrower nor any of its Environmental Affiliates has directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and no condition exists that could result in the filing of a Lien, against any property of Borrower or any of its Environmental Affiliates under any Environmental Law.

                  3.18. Regulatory Restrictions. Borrower is not (a) an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, (c) subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, as amended, or (d) subject to any other Law that purports to restrict or regulate its ability to borrow money or obtain credit.

                  3.19. Indebtedness. Borrower has no liabilities or obligations with respect to Indebtedness other than Indebtedness set forth in Schedule 3.19.

                  3.20. Ownership of Mortgage Loans; Servicing Agreements. As of the date of this Agreement, Borrower (i) neither owns, nor has a security interest in, any loan that is secured by a mortgage, deed of trust or equivalent consensual security interest in real property and (ii) is not a party to any agreement with a third party servicer pertaining to the servicing of Mortgage Loans owned by Borrower.

                  3.21. H&R Block Franchisee Loans. As of the date of this Agreement, (i) there are no outstanding advances, loans or extensions of credit from Borrower to any H&R Block Franchisee or any Subsidiary or Affiliate of an H&R Block Franchisee, and (ii) Borrower has not made or entered into any written agreement pertaining to the making of any of the foregoing advances, loans or extensions of credit.

                  ARTICLE 4 -- CONDITIONS OF LENDING


                  4.1. Conditions to Effectiveness. This Agreement shall be and become effective on such date (herein referred to as the "Closing Date") when, and only when, the following conditions precedent have all been satisfied:

                  (a) Agreement; Note. This Agreement shall have been duly executed by Borrower and Lender, and Lender shall have received an executed Note conforming to the requirements hereof, duly executed on behalf of Borrower.

                  (b) Security Agreement. Lender shall have received a Security Agreement substantially in the form of Exhibit B hereto (the "Security Agreement"), duly executed on behalf of Borrower, as well as all documents necessary to perfect the security interest contemplated by such Security Agreement, duly executed on behalf of Borrower.

                  (c) Option and Warrant Agreement. Lender, Borrower and
         W.D. Everitt, Jr. shall have entered into an Option and Warrant Agreement in such form acceptable to Lender in its sole discretion, pursuant to which Lender shall have an option to purchase 40% of the equity interest of Borrower for apurchase price of $4,000,000.

                  (d) Loan Purchase Agreement. Lender and Borrower shall have entered into a Loan Purchase Agreement in such form acceptable to Lender in its sole discretion, which Loan Purchase Agreement shall provide for, among other things, Lender to purchase 100% of Qualified Mortgage Loans offered to it by Borrower (provided that Borrower shall offer not less than 80% in principal amount of Qualified Mortgage Loans) (the "Loan Purchase Agreement").

                  (e) Proceedings. Lender shall have received certificates signed by each Member dated as of the Closing Date as to (i) true copies of the Articles of Organization and the Operating Agreement (or other constituent documents) of Borrower in effect on such date (which documents shall have been amended to Lender's satisfaction), (ii) true copies of all requisite action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and Other Transaction Documents and (iii) the incumbency and signature of the Manager of Borrower executing this Agreement and the other Loan Documents and Other Transaction Documents. Lender shall have received a certificate from the Secretary of State of Georgia dated not more than 45 days before the Closing Date showing the good standing of Borrower in the State of Georgia.

                  (f) Legal Opinion of Counsel to Borrower. Lender shall have received an opinion addressed to Lender, dated the Closing Date, of Fleming, Drummond & Ray, a limited liability company, counsel to Borrower in substantially the form attached hereto as Exhibit C; Borrower hereby expressly instructs such counsel to prepare such opinion and to deliver such opinion to Lender.


                  4.2. Conditions to All Loans. The obligation of Lender to make any Loan is subject to performance by Borrower of its obligations to be performed hereunder and under the other Loan Documents and the Other Transaction Documents on or before the date of such Loan, satisfaction of the conditions precedent set forth herein and in the other Loan Documents (including without limitation the conditions precedent to the effectiveness of this Agreement set forth in Section 4.1) and to the satisfaction of the following further conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by Borrower herein and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Loans as if made on and as of such date, both before and after giving effect to the Loans requested to be made on such date.

                  (b) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on the date of such Loans or after giving effect to the Loans requested to be made on such date.

                  (c) No Violations of Law, etc. Neither the making nor use of the Loans shall cause Lender to violate or conflict with any Law.

Each request by Borrower for any Loan shall constitute a representation and warranty by Borrower that the conditions set forth in this Section 4.2 have been satisfied as of the date of such request. Failure of Lender to receive notice from Borrower to the contrary before the Loan pertaining to such Loan is made shall constitute a further representation and warranty by Borrower that the conditions set forth in this Section 4.2 have been satisfied as of the date such Loan is made.

                  ARTICLE 5 -- AFFIRMATIVE COVENANTS

                  Except as otherwise provided in this Article 5, so long as Lender is obligated to make Loans to Borrower under this Agreement or so long as there remains outstanding any Obligations:

                  5.1. Basic Reporting Requirements.

                  (a) Annual Audit Reports. As soon as practicable, and in any event within 120 days after the close of each fiscal year of Borrower, Borrower shall furnish or cause to be furnished to Lender statements of income, cash flows and changes in owners' equity of Borrower for such fiscal year and a statement of financial position as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall (i) for Borrower's fiscal year ended December 31, 1995, be accompanied by an opinion of independent certified accountants selected by Borrower and (ii) for each of Borrower's fiscal years ended after December 31, 1995, be accompanied by an opinion of independent certified public accountants of recognized national standing selected by Borrower. Such opinion shall be free of exceptions or qualifications not acceptable to Lender and in any event shall be free of any exception or qualification that relates to a limited scope of examination. In addition, such opinion for each of Borrower's fiscal years ended after December 31, 1995 shall be free of any exception or qualification that is of "going concern" or like nature. Such opinion in any event shall contain a written statement of such accountants that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards considered necessary under the circumstances and
(ii) in the opinion of such accountants such financial statements present fairly the financial position of Borrower as of the end of such fiscal year and the results of its operations and its cash flows and changes in owners' equity for such fiscal year, in conformity with GAAP.

                  (b) Mortgage Loan Reporting. On each Business Day before the Maturity Date, Borrower shall submit to Lender a report substantially in the form attached hereto as Exhibit D with respect to the immediately preceding Business Day.

                  (c) Other Information. Borrower shall furnish to Lender, as soon as available but not later than 30 days after the end of each calendar month, a copy of such monthly financial reports as prepared by Borrower in its normal course of business for such month. In addition, Borrower shall promptly furnish to Lender such other financial information and in such form as Lender may reasonably request from time to time.

                  (d) Notice of Certain Events. Promptly upon becoming aware of any of the following, Borrower shall give Lender notice thereof, together with a written statement setting forth the details thereof and any action with respect thereto taken or proposed to be taken by Borrower:

                  (i) any Event of Default or Potential Default;

                  (ii) any material adverse change in the business, operations, or condition (financial or otherwise) or prospects of Borrower other than any proposed, but yet-to-be enacted, changes in Law;

                  (iii) any pending or threatened action, suit, investigation or proceeding by or before any Governmental Authority against or affecting Borrower, except for matters that if decided adversely, individually or in the aggregate, could not have a Material Adverse Effect; or

                  (iv) any Pension-Related Event, which notice shall be accompanied by a copy of any notice, request, return, petition or other document received by Borrower or any Controlled Group Member from any Person, or that has been or is to be filed with or provided to any Person (including, without limitation, the Internal Revenue Service, PBGC or any Plan beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event.

                  (v) any Environmental Claim pending or threatened against Borrower or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, or under any facility or property now or previously owned, operated or leased by Borrower or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if resolved adversely, individually or in the aggregate with other Environmental Claims, could have a Material Adverse Effect.

                  (e) Visitation; Verification; Copies of Mortgage Documents. Borrower shall permit such Persons as Lender may designate from time to time to visit and inspect any of the properties of Borrower, to examine Borrower's books and records and take copies and extracts therefrom and to discuss its affairs with its Manager, officers, Members or other equity owners, employees and independent accountants at such times and as often as Lender may reasonably request. Borrower authorizes its Manager, such officers, Members or other equity owners and independent accountants to discuss with Lender the affairs of Borrower. In addition, Borrower shall provide copies of Mortgage Documents pertaining to Mortgage Loans owned by Borrower as Lender may reasonably request from time to time.

                  5.2. Insurance. Borrower shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations or limited liability companies engaged in the same or similar businesses or having similar properties similarly situated.

                  5.3. Payment of Taxes and Other Potential Charges and Priority Claims. Borrower shall pay or discharge

                  (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

                  (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons that, if unpaid, might result in the creation of a Lien upon any such property; and

                  (c) on or prior to the date when due, all other lawful claims that, if unpaid, might result in the creation of a Lien upon any such property or that, if unpaid, might give rise to a claim entitled to priority over general creditors of Borrower in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and
(y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefore.

                  5.4. Preservation of Organizational Status. Borrower shall maintain its status as a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and to be duly qualified to do business in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                  5.5 Governmental Approvals and Filings. Borrower shall keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document or Other Transaction Document by Borrower, consummation by Borrower of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by Borrower or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                  5.6. Maintenance of Properties and Mortgage Loans. Borrower shall maintain in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Borrower shall take, or cause to be taken, all steps and actions necessary for all Mortgage Loans owned by it to maintain their status as Qualified Mortgage Loans or Exceptions Loans, as the case may be.

                  5.7. Avoidance of Other Conflicts. Borrower shall not violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

                  (a)  any Law,

                  (b) its Articles of Organization or Operating Agreement (or other constituent documents), or

                  (c) any agreement or instrument to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, except for matters that could not, individually or in the aggregate, have a Material Adverse Effect.

                  5.8. Financial Accounting Practices. Borrower shall make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to
(i) permit preparation of financial statements in conformity with GAAP and (ii) maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  5.9 Use of Proceeds. Borrower shall apply the proceeds of all Loans hereunder only for the purpose (and for no other purpose) of (i) funding Qualified Mortgage Loans and Exception Loans originated by a Subsidiary or Affiliate of H&R Block, Inc. or a Subsidiary or Affiliate of an H&R Block Franchisee (but only to the extent (A) such Qualified Mortgage Loans and Exception Loans are purchased by Borrower within 25 Business Days after the date such Qualified Mortgage Loans and Exception Loans are funded or (B) the advances, loans or extensions of credit made by Borrower to fund such Qualified Mortgage Loans and Extension Loans are repaid to Borrower within 25 Business Days after the date such Qualified Mortgage Loans and Exception Loans are funded) and (ii) making or purchasing Qualified Mortgage Loans and Exception Loans; provided that the amount of Exception Loans that may be owned by Borrower on any day shall be subject to the provisions of Section 6.6. Borrower shall not use the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose or in any manner inconsistent with any other provision of any Loan Document.

                  5.10. Real Property. Upon acquisition by Borrower of any Underlying Property (whether pursuant to foreclosure or deed in lieu of foreclosure) or any time thereafter, Borrower shall at Lender's request (i) execute and deliver a first priority mortgage or deed of trust, in such form as designated by Lender, in favor of Lender covering such Underlying Property and
(ii) deliver an ALTA-form title insurance policy naming Lender as insured mortgagee, issued by a title insurance company acceptable to Lender, in an amount not less than the fair market value of such Underlying Property (as determined by Lender in its reasonable discretion), insuring that Lender has a first mortgage, with such endorsements as may be required by Lender and with no exceptions or exclusions other than standard exceptions or exclusions or as may be approved by Lender.

                  5.11. Servicing of Mortgage Loans. Borrower covenants to service, or to cause a third-party servicer to service, at Borrower's sole cost and expense all Mortgage Loans owned by Borrower in accordance with prudent residential mortgage loan servicing standards.

                  5.12. Delivery of Notes. (a) Borrower shall cause to be delivered to Lender (or such third party designated by Lender in writing) each Mortgage Note (i) pertaining to a Mortgage Loan owned by Borrower or (ii) in which Borrower has been granted a security interest. Each such Mortgage Note shall be delivered directly to Lender (i) with respect to Mortgage Loans purchased by Borrower, by the Person from whom Borrower purchased the applicable Mortgage Loan, such delivery to be made concurrently with the purchase by Borrower of such Mortgage Loan and (ii) with respect Mortgage Notes in which Borrower has been granted a security interest, by the Person that processed the origination of the applicable Mortgage Loan, such delivery to be made within one day after the closing of such Mortgage Loan. Lender acknowledges and agrees that any Mortgage Note in Lender's possession with respect to which Borrower has a security interest (other than a Mortgage Note pertaining to a Mortgage Loan purchased by Borrower) shall be held by Lender as a bailee of Borrower and that this Agreement shall be deemed notification of Borrower's security interest in such Mortgage Note.

                  (b) Borrower shall deliver to Lender (or such third party designated by Lender in writing) each promissory note pertaining to advances, loans and extensions of credit to H&R Block Franchisees or Subsidiaries or Affiliates of H&R Block Franchisees permitted by Section 6.6. Each such promissory note shall be delivered directly to Lender within one day after the closing or making of such advance loan or extension of credit.

                  (c) Borrower shall deliver to Lender a Collateral Assignment of Mortgage substantially in the form of Exhibit E attached hereto, duly executed and acknowledged by Borrower, with respect to each Mortgage (i) pertaining to a Mortgage Loan owned by Borrower or (ii) in which Borrower has been granted a security interest. Each such Collateral Assignment of Mortgage shall be delivered to Lender within seven days after the closing of the applicable Mortgage Loan.

                  5.13. Further Assurances. Borrower shall promptly, upon the request of Lender, at Borrower's expense, cause, make, execute, endorse, acknowledge, file and/or deliver to Lender from time to time such assignments, conveyances, and financing or continuation statements, and take such further steps relating to the collateral covered by any of the Loan Documents (including, without limitation, the assignment or transfer of such collateral to Lender or such third-party designated by Lender) as Lender may reasonably require.

                    ARTICLE 6 -- NEGATIVE COVENANTS

                  So long as Lender is obligated to make Loans to Borrower under this Agreement or so long as there remains outstanding any Obligations:

                  6.1. Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness exceeding an aggregate outstanding principal amount of $50,000 other than (i) Indebtedness of Borrower under this Agreement,
(ii) Indebtedness of Borrower in existence on the date hereof and disclosed on
Schedule 3.19 and (iii) Indebtedness secured by Liens permitted pursuant to
Section 6.2.

                  6.2. Liens. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its properties, assets or revenues, whether now owned or hereafter acquired, other than the following:

                  (i) Liens created under the Loan Documents in favor or Lender;

                  (ii) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits and Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case, incurred in the ordinary course of business;

                  (iii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded (provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor);

                  (iv) Liens imposed by Law, such as mechanics' carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

                  (v) Liens of landlords or mortgagees of landlords, arising solely by operation of Law, on fixtures and movable property located on premises leased by Borrower in the ordinary course of business;

                  (vi) financing statements filed or recorded with respect to personal property leased by Borrower in the ordinary course of business to the owners of such personal property (provided such financing statements are filed or recorded solely in connection with such leases and not the borrowing of money or the obtaining of advances or credit or Capitalized Lease obligations); and

                  (vii) Liens arising out of judgments or awards in respect of which it shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review.

                  6.3. Fundamental Changes. Borrower shall not (i) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, lease, or otherwise transfer all or substantially all of its business, property or assets, whether in one or a series of transactions or (iii) sell, assign, convey or otherwise transfer to any Person a participation or other partial interest in Mortgage Loans or loans made by Borrower as permitted pursuant to clause (ii) of
Section 6.6; provided that this Section 6.3 shall not prohibit Borrower from selling its entire ownership interest in Mortgage Loans in the ordinary course of business.

                  6.4. Transactions with Affiliates. Borrower shall not sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to Borrower than those that would have been obtained in a comparable transaction by Borrower with an unrelated Person; provided that this Section 6.4 shall not be deemed to prohibit the transactions contemplated by any Loan Document or any Other Transaction Document.

                  6.5. Contingent Obligations. Borrower shall not agree to create, incur, assume, guarantee, endorse or otherwise in any way be or become responsible or liable, directly or indirectly, for any contingent obligations of any other Person.

                  6.6. Investments, Loans and Advances; Structure. Borrower shall not make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities or equity interests of, or make any other investments in, any Person except for (i) Qualified Mortgage Loans and Exception Loans made or purchased by Borrower in the ordinary course of business (provided, however, that at no time shall the aggregate outstanding principal balance of Exception Loans owned by Borrower as of the close of business on any day exceed 10% of the combined aggregate outstanding principal balance of Exception Loans and Qualified Loans owned by Borrower as of the close of business on such day), (ii) advances, loans and extensions of credit to H&R Block Franchisees or Subsidiaries or Affiliates of H&R Block Franchisees solely for the purpose of funding Qualified Mortgage Loans and Exception Loans and solely pursuant written loan agreements in form and substance approved in writing in advance by Lender, (iii) overnight funds with federally chartered and federally insured institutions and (iv) other short-term investments rated A or higher by Standard & Poors, Moody's, Best, Fitch or any other appropriate rating agency and that have a maturity of one year or less. In addition, Borrower shall not form any subsidiary corporation or limited liability company without the prior written consent of Lender and Borrower shall not take any action or forbear from taking any action (including, without limitation, the granting of consents to actions taken or proposed to be taken by others) that would cause Borrower to be taxable as a corporation for federal income tax purposes.

                  6.7. Lease Obligations. Borrower shall not create or suffer to exist any obligations for the payment or rent or any property under lease or agreement to lease, except for operating leases entered into by Borrower in the ordinary course of business that provide for aggregate annual rentals that do not exceed $120,000.

                  6.8. Restricted Payments. Borrower shall not, directly or indirectly (i) declare or pay any dividend or make any distribution on account of any equity or ownership interest in Borrower other than a Permitted Distribution and other than pursuant to Section 4.01(a) (or applicable successor section) of the Operating Agreement or (ii) purchase, redeem, call or otherwise acquire or retire for value any equity or ownership interest in Borrower; provided that this Section 6.8 shall not be deemed to prohibit the transactions contemplated by the Other Transaction Documents. Not later than the date of making any Permitted Distribution, the Manager of Borrower shall deliver to Lender an officer's certificate signed by the Manager of Borrower stating that such Permitted Distribution is permitted and setting forth the basis upon which the calculations required by this Section 6.8 were computed.

                  6.9. Change in Business; Funding or Purchasing of Loans. Borrower shall not engage in any material line of business substantially different from those lines of business carried on by Borrower on the date hereof, and Borrower shall not fund or purchase any loans other than Qualified Mortgage Loans and Exception Loans.

                  6.10. Amendments of Organization Documents and Material Agreements. Borrower shall not, without the prior written consent of Lender, modify, amend, supplement or replace, nor permit any modification, amendment, supplement or replacement of, (i) the Articles of Organization or the Operating Agreement (or other constituent documents) of Borrower or any document executed and delivered in connection with any of the forgoing, (ii) any agreement with any third-party servicer pertaining to the servicing of the Mortgage Loans owned by Borrower or (iii) any agreement with an H&R Block Franchisee or a Subsidiary or Affiliate of an H&R Block Franchisee pertaining to advances, loans or extensions of credit by Borrower to such H&R Block Franchisee or Subsidiary or Affiliate.

                  6.11. Amendments of Underwriting Criteria. Borrower shall not modify, amend, supplement or replace, nor permit any modification, amendment, supplement or replacement of, the underwriting criteria set forth in Schedule 6.11 without the prior written consent of Lender.

                  6.12. Borrowing Base. (a) Borrower shall not permit the aggregate outstanding principal balance of Loans hereunder on any day to be greater than the sum of (i) the aggregate outstanding principal balance of Qualified Mortgage Loans and Exception Sale Loans that are owned by Borrower on such day and have been outstanding as of such day for less than 91 days, plus
(ii) 95% of the aggregate outstanding principal balance of Exception Loans (other than Exception Sale Loans) that are owned by Borrower on such day and have been outstanding as of such day for less than 91 days, plus (iii) the aggregate original principal balance of Qualified Mortgage Loans and Exception Sale Loans that are originated on the Business Day next following such day and are originated in states that require the funds for Mortgage Loans to be available 24 hours prior to the origination of such Mortgage Loans, plus (iv) 95% of the aggregate original principal balance of Exception Loans (other than Exception Sale Loans) that are originated on the Business Day next following such day and are originated in states that require the funds for Mortgage Loans to be available 24 hours prior to the origination of such Mortgage Loans, plus (v) the aggregate amount of proceeds advanced by Borrower pursuant to, and in compliance with, clause
(i) of Section 5.9.

                  (b) In the event Borrower repurchases from Lender any Mortgage Loan sold to Lender pursuant to the Loan Purchase Agreement, such Mortgage Loan shall be deemed to have commenced being outstanding for purposes of this Section
6.12 as of the date of such repurchase.

                  6.13. Third-Party Servicing Agreements. Borrower shall not, without the prior written consent of Lender, enter into any agreements with any third party pertaining to the servicing by such party of Mortgage Loans owned by Borrower.

                            ARTICLE 7 -- DEFAULTS

                  7.1. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                  (a) Principal of any Loan shall not have been paid when due.

                  (b) Interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document shall not have been paid when due and such failure (other than a failure pertaining to any amount due on or after the Maturity Date) shall have continued for a period of five Business Days.

                  (c) Any representation or warranty made or deemed to be made by Borrower in or pursuant to or in connection with any Loan Document, or any statement made by Borrower (or the Manager or any Member of Borrower) in any financial statement, certificate, report, exhibit or document furnished by Borrower (or such Manager or Member) to Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                  (d) Borrower shall default in the performance or observance of any of the covenants contained in Section 5.1(d)(i) or Article 6.

                  (e) Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 5.1 (other than as referred to in subsection (d)(i) thereof), such default shall have continued for a period of ten Business Days and (ii) in the case of any other default, such default shall have continued for a period of thirty days.

                  (f) One or more judgments for the payment of money shall have been entered against Borrower, which judgment or judgments equal or exceed $100,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty consecutive days.

                  (g) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process equal to or exceeding in value the aggregate amount of $100,000 shall have been issued against Borrower or any of its properties and shall have remained undischarged and unstayed for a period of thirty consecutive days.

                  (h) Any Loan Document or term or provision thereof shall cease, for any reason, to be in full force and effect, or any Loan Document shall cease to be effective to grant a lien on the collateral described therein with the priority purported to be created thereby; or Borrower shall, or shall purport to, terminate (except in accordance with the terms of such Loan Document), repudiate, declare voidable, void or otherwise contest the enforceability of, any Loan Document or term or provision thereof or any obligation or liability of Borrower thereunder.

                  (i) Any Other Transaction Document or any material term or provision thereof shall cease to be in full force and effect; or any party (other than Lender) thereto shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest the enforceability of, any of such agreements or any material term or provision thereof or any material obligation or liability of any party thereunder; or any party (other than Lender) thereto shall default beyond any applicable grace or cure period in the observance or performance of any material term, provision or condition thereof.

                  (j) A Governmental Authority shall have ruled, determined or held that the forms of the Mortgage Note and the Mortgage pertaining to any Mortgage Loan owned by Borrower are such that they do not constitute legal, valid and binding obligations, enforceable against the obligor(s) thereunder in accordance with the respective terms thereof (subject to bankruptcy, insolvency and other laws relating to the enforcement of creditors' rights in general and to general principles of equity), and Lender shall determine in good faith (which determination shall be conclusive) that such ruling, determination or holding, individually or in the aggregate could have a Material Adverse Effect.

                  (k) Any one or more Pension-Related Events referred to in subsection (a)(ii), (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred and Lender shall determine in good faith (which determination shall be conclusive) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

                  (l) Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred in respect of Borrower or any of its Environmental Affiliates, and Lender shall determine in good faith (which determination shall be conclusive) that such events or conditions, individually or in the aggregate, could have a Material Adverse Effect: (i) any past or present violation of any Environmental Law by such Person, or (ii) the existence of any pending or threatened Environmental Claim against any such Person, or the existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

                  (m) A proceeding shall have been instituted in respect of Borrower

                            (i) seeking to have an order for relief entered in
                  respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or similar declaration or finding, or seeking dissolution, winding up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect, or

                           (ii) seeking appointment of a receiver, trustee,
                  liquidator, assignee sequestrator or other custodian for such Person or for all or any substantial part of its property,

         and such proceeding shall result in the entry, making or grant of such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of thirty consecutive days.

                  (n) Borrower shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.1(m)(i), or

         (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.1(m)(ii), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind up, revoke or forfeit its charter other constituent documents) or liquidate itself or any tantial part of its property;
         or shall take any action in herance of any of the foregoing.

                  7.2. Consequences of an Event of Default. (a) If an Event of Default specified in subsections (a) through (l) of Section 7.1 shall occur and be continuing or shall exist, then, in addition to all other rights and remedies that Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, Lender shall be under no further obligation to make Loans hereunder, and Lender may, by notice to Borrower, from time to time do any of the following:

                  (i) Declare the Loan Commitment terminated, whereupon the Loan Commitment will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (b) If an Event of Default specified in subsections (m) or (n) of Section 7.1 shall occur or exist, then, in addition to all other rights and remedies that Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Loan Commitment shall automatically terminate and Lender shall be under no further obligation to make Loans, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                          ARTICLE 8 -- MISCELLANEOUS

                  8.1. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                  8.2. Records. The unpaid principal amount of the Loans, the unpaid interest accrued thereof, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Committed Amount, and the accrued and unpaid fees owing to Lender shall at all times be ascertained from the records of Lender, which shall be conclusive absent obvious error.

                  8.3. Amendments and Waivers. Lender and Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions, or changing in any manner the rights and duties of Borrower and Lender. Any such amendment, modification or supplement must be in writing signed by Borrower and Lender and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

                  8.4. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies that Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                  8.5. Notices. (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively, "Notices") under this Agreement or any Loan Document shall be in writing (including facsimile communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by facsimile transmission (with confirmation in writing mailed first-class or sent by such overnight courier) or by personal delivery. All Notices shall be sent to the applicable party at the address stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other party, in all cases with postage or other charges prepaid. Any such properly given Notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of facsimile transmission, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                  (b) Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of Borrower, and Lender shall not have any duty to verify the identity or authority of any Person giving such notice.

                  8.6. Expenses; Taxes; Indemnity. (a) Borrower agrees to pay or cause to be paid and to save Lender harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including legal counsel, auditors, and all other professional, accounting, evaluation and consulting costs) incurred by Lender from time to time arising from or relating to the enforcement or preservation of rights under this Agreement or any Loan Documents (including but not limited to any such costs and expenses arising from or relating to (i) collection or enforcement by Lender of an outstanding Loan or any other amount owing hereunder or thereunder and (ii) any litigation, proceeding, dispute, work out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

                  (b) Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by Lender to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and Borrower agrees to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                  (c) Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by Borrower or any of its Environmental Affiliates; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any such Persons, including all on-site and off-site activities involving Environmental Concern Materials; or any exercise by Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of Borrower under this subsection (c), or any other indemnification obligation of Borrower hereunder or under any other Loan Document, are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable Law.

                  (d) Notwithstanding the provisions of Section 8.6(c) Borrower shall not be obligated to reimburse and indemnify Indemnified Parties pursuant to Section 8.6(c) from and against losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements as a result of, or arising out of, or in any way related to or by reason of, the breach of any Environmental Law by any of Borrower's Environmental Affiliates or any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of Borrower's Environmental Affiliates to the extent (i) such breach of Environmental Law or such Environmental Claim pertains to a Mortgage Loan purchased by Lender (and not subsequently repurchased by Borrower from Lender) pursuant to the Loan Purchase Agreement or the Underlying Property pertaining to such Mortgage Loan and (ii) such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements would not have been imposed on, asserted against or incurred by such Indemnified Party had such Mortgage Loan not been purchased by Lender.

                  8.7. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                  8.8. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein and therein.

                  8.9. Duration; Survival. All representations and warranties of Borrower contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery of, this Agreement, or any other Loan Document, any investigation by or knowledge of Lender, the making of any Loan, or any other event or condition whatever. All covenants and agreements of Borrower contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as Borrower may borrow hereunder and until payment in full of all amounts due Lender under this Agreement or any other Loan Documents. Without limitation, all obligations of Borrower hereunder or under any other Loan Document to make payments to Lender shall survive termination of Borrower's right to borrow hereunder and all other events and conditions whatever.

                  8.10. Set-Off. Borrower hereby agrees that if any Obligation of Borrower shall be due and payable (by acceleration or otherwise), Lender shall have the right, without notice to Borrower, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to Borrower by Lender. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not Lender or any other Person shall have given notice or made any demand to Borrower or any other Person, whether such indebtedness, obligation or liability owed to Borrower is contingent, absolute, matured or unmatured (it being agreed that Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such set-off), and regardless of the existence or adequacy of any collateral or any other security, right or remedy available to Lender. The rights provided by this Section are in addition to all other rights and remedies that Lender may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any other Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off of any such Person.

                  8.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Note, and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of Lender, and any purported assignment without such consent shall be void.

                  8.12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability.

                  (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW.

                  (b) Certain Waivers. BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                  (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN JACKSON COUNTY, MISSOURI, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT

         WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                  (ii) WAIVES ANY OBJECTION THAT IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER BORROWER;

                  (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 8.5, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                  (iv) WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

                  (c) Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY BORROWER AGAINST LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF LENDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by a proper and duly authorized officer or representative on the day and year first above written.

                          BLOCK FINANCIAL CORPORATION

                          By /s/ CLIFFORD A. DAVIS, JR.
                            ---------------------------
                             Clifford A. Davis, Jr.
                             Vice President, Finance and
                               Corporate Development

                          Address for Notices:

                          Block Financial Corporation
                          4435 Main Street, Suite 500
                          Kansas City, Missouri 64111

                          Attn: Clifford A. Davis, Jr.

                          Telephone:        816-751-6000
                          Facsimile:        816-561-0673

                          NATIONAL CONSUMER SERVICES
                           CORP., L.L.C.

                          By /s/ JOHN B. STANFORTH
                            ---------------------------
                             John B. Stanforth, Manager

                          Address for Notices:

ACKNOWLEDGED AND          National Consumer Services Corp., L.L.C.
AGREED:                   7000 Peachtree Dunwoody Road
                          Building 17, Suite 120
/s/ W.D. EVERITT, JR.     Atlanta, Georgia 30328
----------------------    Attn:  John B. Stanforth
W.D. Everitt, Jr.
                          Telephone:        770-395-1119______________
                          Facsimile:        770-668-0541______________